FOURTH AMENDMENT TO CREDIT AND SECURITY AGREEMENT
THIS AMENDMENT (this “Amendment”) is entered into as of September 24, 2013, by and among WELLS FARGO BANK, NATIONAL ASSOCIATION (“Lender”) and STARTEK, INC., a Delaware corporation, STARTEK USA, INC. , a Colorado corporation, and STARTEK HEALTH SERVICES, INC., a Colorado corporation (each a “Borrower”).
RECITALS
Each Borrower (excluding StarTek Health Services, Inc., who is becoming a Borrower pursuant to this Amendment) and Lender are parties to a Credit and Security Agreement dated as of February 28, 2012 (as amended from time to time, the “Credit Agreement”). Capitalized terms used in these recitals have the meanings given to them in the Credit Agreement unless otherwise specified.
Each Borrower has requested that certain amendments be made to the Credit Agreement, which Lender is willing to make pursuant to the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, it is agreed as follows:
1.Defined Terms. Capitalized terms used in this Amendment which are defined in the Credit Agreement shall have the same meanings as defined therein, unless otherwise defined herein. In addition, Schedule 1.1 of the Credit Agreement is amended by adding or amending and restating, as the case may be, the following definitions (in the case of “Eligible Accounts,” there is no change to any part of the definition except subsection (k); in the case of “Permitted Indebtedness, there is no change to any part of the definition except to add new subsection (h)):
“Borrowers” means StarTek Inc., a Delaware corporation, StarTek USA, Inc., a Colorado corporation, and StarTek Health Services, Inc., a Colorado corporation, jointly and severally.
“Eligible Accounts” means those Accounts created by each Borrower in the ordinary course of its business, that arise out of such Borrower’s sale of Goods or rendition of services, that comply with each of the representations and warranties respecting Eligible Accounts made in the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, however, that such criteria may be revised from time to time by Lender in Lender’s Permitted Discretion. In determining the amount to be included, Eligible Accounts shall be calculated net of customer deposits, credits and unapplied cash. Eligible Accounts shall not include the following:

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(k)    Accounts owing by a single Account Debtor or group of Affiliated Account Debtors (other than AT&T Services, Inc., Time Warner Cable Inc., T-Mobile USA, Inc. and Comcast Corporation) whose total obligations owing to Borrower exceed twenty percent (20%) of the aggregate amount of all otherwise Eligible Accounts, such Accounts owing by AT&T Services, Inc. which exceed fifty percent (50%) of the aggregate amount of all otherwise Eligible Accounts, such Accounts owing by Time Warner Cable Inc. which exceed thirty-five percent (35%) of the aggregate amount of all otherwise Eligible Accounts, such accounts owing by T-Mobile USA, Inc. which exceed forty-five percent (45%) of the aggregate amount of all otherwise Eligible Accounts, such Accounts owing by Comcast Corporation which exceed forty percent (40%) of the aggregate amount of all otherwise Eligible Accounts, and the accounts owing by AT&T Services, Inc., Time Warner Cable Inc., T-Mobile USA and Comcast Corporation which, combined, exceed eighty-five percent (85%) of the aggregate amount of all otherwise Eligible Accounts (but the portion of the Accounts not in excess of the foregoing applicable percentages may be deemed Eligible Accounts), such percentages being subject to reduction if the creditworthiness of such Account Debtor deteriorates;
“Permitted Indebtedness” means:
(h)    Indebtedness of StarTek, Inc. and StarTek Health Services, Inc. described in and related to that certain Asset Purchase Agreement dated as of July 24, 2013 by and among StarTek, Inc., StarTek Health Services, Inc., R.N.s on Call, Inc., LouAnne Benson and Diana Lantz.
“Pledged Companies” means StarTek USA, Inc. and StarTek Health Services, Inc., together with each other non-CFC Person, all or a portion of whose Stock is acquired or otherwise owned by a Borrower after the Closing Date.
2.    Section 2.3(a) of the Credit Agreement, titled “Procedure for Borrowing,” is hereby amended by adding the following sentence to the end of subsection (a):
“Notwithstanding anything to the contrary contained in this subsection (a), Borrowers may not request an Advance based on Accounts of StarTek Health Services, Inc. until such time as: (i) Lender has completed an initial pre-loan collateral exam, audit and inspection for StarTek Health Services, Inc.; (ii) Lender has determined, in its Permitted Discretion, that the results of such pre-loan collateral exam, audit and inspection are satisfactory; (iii) Lender has revised the Borrowing Base and Borrowing Base Certificate to incorporate the results of such pre-loan collateral exam, audit and inspection; and (iv) Borrowers have reimbursed Lender for its fees, costs and expenses related to such pre-loan collateral exam, audit and inspection as set forth in the subsection of Schedule 2.12 titled ‘Collateral Exam Reimbursement’.”

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3.    Compliance Certificate. The form of Compliance Certificate attached as Exhibit A to the Credit Agreement is hereby amended and restated in its entirety by the form of Compliance Certificate attached as Exhibit A to this Amendment.
4.    Schedule 5.26. The form of Schedule 5.26(a) attached as part of Exhibit E to the Credit Agreement is hereby amended and restated in its entirety by the form of Schedule 5.26(a) attached as part of Exhibit E to this Amendment.
5.    No Other Changes. Except as explicitly amended by this Amendment, all of the terms and conditions of the Credit Agreement shall remain in full force and effect and shall apply to any advance or letter of credit thereunder.
6.    Conditions Precedent. This Amendment shall be effective when Lender shall have received an executed original hereof, together with each of the following, each in substance and form acceptable to Lender in its sole discretion:
(a)    The Acknowledgment and Agreement of each of StarTek Canada Services, Ltd., StarTek Honduras, SA de CV, StarTek International Limited and StarTek Philippines, Inc. (each a “Subordinated Creditor”) set forth at the end of this Amendment, duly executed by each Subordinated Creditor.
(b)    An Amended and Restated Revolving Note executed by each Borrower.
(c)    A Pledged Interests Addendum from StarTek, Inc. of stock in StarTek Health Services, Inc., together with an Assignment Separate from Certificate.
(d)    A Certificate of Authority of StarTek Health Services, Inc. certifying as to the resolutions of its governing body approving StarTek Health Services, Inc. becoming a Borrower, pledging its assets as Collateral, and executing and delivering this Amendment.
(e)    A Certificate of Authority of each of StarTek, Inc. and StarTek USA, Inc. certifying as to the resolutions of such Borrower’s board of directors or other governing body, approving the execution and delivery of this Amendment.
(f)    A Supplemental Secretary’s Certificate of each Borrower.
(g)    Such other matters as Lender may require.
7.    Representations and Warranties. Each Borrower hereby represents and warrants to Lender as follows:
(a)    Each Borrower has all requisite power and authority to execute this Amendment and any other agreements or instruments required hereunder and to perform all of its obligations hereunder and thereunder, and each of this Amendment and all such other agreements and instruments has been duly executed and delivered by each Borrower and constitutes the legally valid and binding agreement and obligation of such Person, enforceable against such Person in accordance with its respective terms, except as enforcement may be limited by

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equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.
(b)    The execution, delivery and performance by each Borrower of this Amendment and any other agreements or instruments required hereunder have been duly authorized by all necessary corporate action and do not and will not (i) violate any material provision of federal, state, or local law or regulation applicable to any Borrower, the Governing Documents of such Person, or any order, judgment, or decree of any court or other Governmental Authority binding on such Person, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any Material Contract of any Borrower except to the extent that any such conflict, breach or default could not individually or in the aggregate reasonably be expected to cause a Material Adverse Change, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any assets of any Borrower, other than Permitted Liens, or (iv) require any approval of any Borrower’s interest holders or any approval or consent of any Person under any Material Contract of any Borrower, other than consents or approvals that have been obtained and that are still in force and effect and except, in the case of Material Contracts, for consents or approvals, the failure to obtain could not individually or in the aggregate reasonably be expected to cause a Material Adverse Change.
(c)    All of the representations and warranties contained in Exhibit D of the Credit Agreement are correct on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.
8.    References; Affirmation. All references in the Credit Agreement to “this Agreement” shall be deemed to refer to the Credit Agreement as amended hereby; and any and all references in the Loan Documents to the Credit Agreement shall be deemed to refer to the Credit Agreement as amended hereby. The existing Loan Documents, except as amended by this Amendment or, as applicable, as amended (or amended and restated) by a separate agreement or instrument in connection herewith, shall remain in full force and effect, and each of them is hereby ratified and confirmed (and in the case of StarTek Health Services, Inc., also joined and agreed to be bound by as a “Borrower”) by each Borrower and Lender. Each Borrower and Lender intend that this Amendment shall not in any manner (a) constitute the refinancing, refunding, payment or extinguishment of the Obligations evidenced by the existing Loan Documents; (b) be deemed to evidence a novation of the outstanding balance of the Obligations; or (c) affect, replace, impair, or extinguish the creation, attachment, perfection or priority of the Liens on the Collateral granted pursuant to the Credit Agreement or any of the other Loan Documents evidencing, governing or creating a Lien on the Collateral. Each Borrower hereby ratifies and reaffirms (and in the case of StarTek Health Services, Inc., also grants) any and all grants of the Liens to Lender on the Collateral as security for the Obligations, and acknowledges and confirms that the grants of the Liens to Lender on the Collateral: (i) represent continuing Liens on all of the Collateral, (ii) secure all of the Obligations, and (iii) represent valid first Liens on all of the Collateral, subject only to the Permitted Liens. The Credit Agreement, as amended by this Amendment, will be construed as one agreement.

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9.    No Waiver. The execution of this Amendment and the acceptance of all other agreements and instruments related hereto shall not be deemed to be a waiver of any Default or Event of Default under the Credit Agreement or a waiver of any breach, default or event of default under any Loan Document or other document held by Lender, whether or not known to Lender and whether or not existing on the date of this Amendment.
10.    Release. Each Borrower, and each Subordinated Creditor by signing the Acknowledgment and Agreement of Subordinated Creditors set forth below, hereby absolutely and unconditionally releases and forever discharges Lender, and any and all participants, parent entities, subsidiary entities, affiliated entities, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents, attorneys and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which any Borrower or Subordinated Creditor has had, now has or has made claim to have against any such Person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown.
11.    Costs and Expenses. Each Borrower hereby reaffirms its joint and several agreement under the Credit Agreement to pay or reimburse Lender on demand for all costs and expenses incurred by Lender in connection with the Loan Documents, including without limitation all reasonable fees and disbursements of legal counsel. Without limiting the generality of the foregoing, each Borrower specifically agrees to pay all fees and disbursements of counsel to Lender for the services performed by such counsel in connection with the preparation of this Amendment and the documents and instruments incidental hereto. Each Borrower hereby agrees that Lender may, at any time or from time to time in its sole discretion and without further authorization by any Borrower, make a loan to any Borrower under the Credit Agreement, or apply the proceeds of any loan, for the purpose of paying any such fees, disbursements, costs and expenses.
12.    Miscellaneous. This Amendment and the Acknowledgment and Agreement of Subordinated Creditors may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same agreement. Delivery of an executed counterpart of this Amendment by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Amendment. Any party delivering an executed counterpart of this Amendment by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Amendment but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment.
13.    Joint and Several Liability. Each Borrower agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to Lender the prompt performance of, all Obligations under this Amendment.

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[Signatures on the next page]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

WELLS FARGO BANK, NATIONAL ASSOCIATION By: /s/ Karen S. Kenney Name: Karen S. Kenney Title: Authorized Signatory
STARTEK, INC.

By:  /s/ Lisa Bullington-Weaver
Name: Lisa Bullington-Weaver
Title: Senior Vice President and Chief Financial Officer

STARTEK USA, INC.

By:  /s/ Lisa Bullington-Weaver
Name: Lisa Bullington-Weaver
Title: Senior Vice President and Chief Financial Officer

STARTEK HEALTH SERVICES, INC.

By:    /s/ Lisa Bullington-Weaver
Name: Lisa Bullington-Weaver
Title: Senior Vice President and Chief Financial Officer

Signature Page to Fourth Amendment
to Credit and Security Agreement

ACKNOWLEDGMENT AND AGREEMENT OF SUBORDINATED CREDITORS
The undersigned, each a subordinated creditor of StarTek, Inc. and StarTek USA, Inc. to Wells Fargo Bank, National Association ( “Lender”), pursuant to an Intercompany Subordination Agreement dated as of February 28, 2012 (the “Intercompany Subordination Agreement”), hereby (i) acknowledges receipt of the foregoing Amendment; (ii) consents to the terms (including without limitation the release set forth in Paragraph 10 of the Amendment) and execution thereof; (iii) reaffirms all obligations to Lender pursuant to the terms of the Intercompany Subordination Agreement; and (iv) acknowledges that on and after the effective date of the Amendment, all references in the Intercompany Subordination Agreement to “Borrower” shall be deemed to refer to any of StarTek, Inc., StarTek USA, Inc. and StarTek Health Services, Inc., and to “Borrowers” shall be deemed to refer to StarTek, Inc., StarTek USA, Inc. and StarTek Health Services, Inc., collectively, and (v) acknowledges that Lender may amend, restate, extend, renew or otherwise modify the Loan Documents (other than the Intercompany Subordination Agreement) and any indebtedness or agreement of any Borrower, or enter into any agreement or extend additional or other credit accommodations, without notifying or obtaining the consent of the undersigned and without impairing the obligations of the undersigned under the Intercompany Subordination Agreement.

STARTEK CANADA SERVICES, LTD. By: /s/ Lisa Bullington-Weaver Name: Lisa Bullington-Weaver Title: Senior Vice President and Chief Financial Officer	STARTEK INTERNATIONAL LIMITED By: /s/ Lisa Bullington-Weaver Name: Lisa Bullington-Weaver Title: Senior Vice President and Chief Financial Officer
STARTEK HONDURAS, SA de CV By: /s/ Chad A. Carlson Name: Chad A. Carlson Title: President and Chief Executive Officer	STARTEK PHILIPPINES, INC. By: /s/ Chad A. Carlson Name: Chad A. Carlson Title: President and Chief Executive Officer

Acknowledgement and Agreement of
Subordinated Creditors to Fourth Amendment
to Credit and Security Agreement

EXHIBIT A

TO CREDIT AND SECURITY AGREEMENT
FORM OF COMPLIANCE CERTIFICATE
[on Borrower’s letterhead]
To:    Wells Fargo Bank, National Association
MAC 7300-210
1740 Broadway
Denver, CO 80274
Attn: Karen Kenney

Re:    Compliance Certificate dated             , 20__
Ladies and Gentlemen:
Reference is made to that certain Credit and Security Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) dated as of February 28, 2012, by and among WELLS FARGO BANK, NATIONAL ASSOCIATION, (“Lender”), and STARTEK, INC., STARTEK USA, INC. and STARTEK HEALTH SERVICES, INC. (each a “Borrower” and collectively, the “Borrowers”). Capitalized terms used in this Compliance Certificate have the meanings set forth in the Credit Agreement unless specifically defined herein.
Pursuant to Schedule 6.1 of the Credit Agreement, the undersigned chief financial officer of each of StarTek, Inc., StarTek USA, Inc. and StarTek Health Services, Inc. hereby certifies that:
1.    The financial information of each Borrower and its Subsidiaries furnished to Lender pursuant to Section 6.1 of the Credit Agreement has been prepared in accordance with GAAP (except for year-end adjustments and the lack of footnotes), and fairly presents in all material respects the financial condition of each Borrower and its Subsidiaries.
2.    Such officer has reviewed the terms of the Credit Agreement and has made, or caused to be made under his/her supervision, a review in reasonable detail of the transactions and condition of each Borrower and its Subsidiaries during the accounting period covered by the financial statements delivered pursuant to Schedule 6.1 of the Credit Agreement.
3.    Such review has not disclosed the existence on and as of the date hereof, and the undersigned does not have knowledge of the existence as of the date hereof, of any event or condition that constitutes a Default or Event of Default.

Exhibit A - 1

4.    The representations and warranties of each Borrower and its Subsidiaries set forth in the Credit Agreement and the other Loan Documents are true and correct in all material respects on and as of the date hereof (except to the extent they relate to a specified date).
5.    Each Borrower and its Subsidiaries are in compliance with the applicable covenants contained in Section 8 of the Credit Agreement as demonstrated on Schedule 1 hereof.
IN WITNESS WHEREOF, this Compliance Certificate is executed by the undersigned this _____ day of _______________, 201__.

STARTEK, INC.

By:
Name:
Title:    Chief Financial Officer

STARTEK USA, INC.

By:
Name:
Title:    Chief Financial Officer

STARTEK HEALTH SERVICES, INC.

By:
Name:
Title:    Chief Financial Officer

Exhibit A - 2

Exhibit A - 3

SCHEDULE 1 TO COMPLIANCE CERTIFICATE
Financial Covenants
1.    Minimum Adjusted EBITDA.
Borrowers’ and their Subsidiaries’ Adjusted EBITDA, measured on a month-end basis, for the [__] month period ending _________, 201__ is $___________, which [does/does not] satisfy the minimum Adjusted EBITDA requirement set forth in Section 8 of the Credit Agreement (and copied below) for the corresponding period.

Applicable Amount	Applicable Period
$3,000,000	For the 7-month period ending July 31, 2013
$4,000,000	For the 8-month period ending August 31, 2013
$5,000,000	For the 9-month period ending September 30, 2013
$5,500,000	For the 10-month period ending October 31, 2013
$6,000,000	For the 11-month period ending November 30, 2013
$7,000,000	For the 12-month period ending December 31, 2013
$7,000,000	For the 12-month period ending January 31, 2014
$7,000,000	For the 12-month period ending February 28, 2014
$7,000,000	For the 12-month period ending March 31, 2014

2.    Non-Financed Capital Expenditures.
Borrowers’ and their Subsidiaries Non-Financed Capital Expenditures, measured on a month-end basis, for the [__] month period ending _________, 201__ were $___________, which [is/is not] an amount less than or equal to the applicable amount set forth in Section 8 of the Credit Agreement (and copied below) for the corresponding period.

Exhibit A – Schedule 1-1

Applicable Amount	Applicable Period
$7,000,000	For the 7-month period ending July 31, 2013
$7,000,000	For the 8-month period ending August 31, 2013
$7,000,000	For the 9-month period ending September 30, 2013
$9,000,000	For the 10-month period ending October 31, 2013
$9,000,000	For the 11-month period ending November 30, 2013
$9,000,000	For the 12-month period ending December 31, 2013
$9,000,000	For the 12-month period ending January 31, 2014
$9,000,000	For the 12-month period ending February 28, 2014
$9,000,000	For the 12-month period ending March 31, 2014

3.    Fixed Charge Coverage Ratio Calculation; Applicable Interest Rate Margin.
Borrowers’ and their Subsidiaries Fixed Charge Coverage Ratio, measured on a trailing twelve-month basis for the month ended [______________, 201_], was [___]:1.0, which means that as of the date of determination, the Interest Rate Margin is as set forth in Level [I/II] of the following table:

Level	Fixed Charge Coverage Ratio Calculation	Interest Rate Margin
I	If the Fixed Charge Coverage Ratio is less 1.5:1.0	3%
II	If the Fixed Charge Coverage Ratio is equal to or greater than 1.5:1.0	2.50%

Exhibit A – Schedule 1-2

EXHIBIT E

Schedule 5.26 (a)

TO INFORMATION CERTIFICATE

Owned Real Estate

1. 407 2nd Street, Laramie, WY 82070 [owned by StarTek USA, Inc.]
2. 244 Dundee Ave., Greeley, CO [owned by StarTek, Inc.]
3. 1250 H. Street, Greeley, CO [owned by StarTek, Inc.]
4. 116 E. Randolph, Enid, OK [owned by StarTek USA, Inc.]

Exhibit E – Schedule 5.26 (a)